Exhibit 99.5
This message is NetApp Confidential and intended to be read only by employees of NetApp, Inc. Please do not forward this message to anyone.
At the close of the market today, NetApp issued a press release announcing our intention to raise approximately $1B in cash. I am sure many of you are asking why we would do that if we have more than $1B in cash on hand today. The answer is that most of our cash resides outside the U.S., while most of our cash needs are inside the U.S. If we transferred our non-U.S. cash into the U.S., we would incur a significant U.S. tax expense. We believe that the most effective way to increase the amount of cash available to us in the U.S. is to offer a corporate debt instrument called a convertible note.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of NetApp common stock into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.